UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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SAVE THE WORLD AIR, INC.
(Name of Registrant as Specified In Its Charter)

_____________________________________________
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To Our Shareholders,

It is my great pleasure to report that this past year has been one marked by strong forward movement in the commercialization of our AOT™ Viscosity Reduction Systems technology and, equally important, in the strengthening of the Company’s fiscal and patent/license protection structures. Due to the Company’s tight focus on ensuring our equipment is optimized for commercial deployment, we believe we are exceptionally well positioned to supply the multi-billion dollar oil and energy industries with technologies uniquely capable of solving the pressing challenges facing today’s leaner, efficiency-minded energy suppliers.

Market conditions within the oil and gas industry continue to move in a highly favorable direction for our solutions with U.S. crude oil production in August 2013 hitting its highest monthly level in 24 years, according to the Short-Term Energy Outlook report issued by the U.S. Energy Information Administration. New Enhanced Oil Recovery (EOR) techniques are making possible the largest annual growth in the history of the U.S. oil industry (up 15.1% to 7.47 million barrels a day thus far this year), creating significant pipeline capacity and related logistical bottlenecks for both the upstream and midstream operator and supplier markets.

The progress we’ve made since our 2012 Annual Shareholders’ Meeting is further evidenced by several significant milestones in the Company’s history:

During the first quarter of 2013, we entered into two new non-disclosure agreements, increasing the number of multi-national companies with which we are jointly evaluating the deployment of AOT™ technologies from five to seven, including entities dominant in emerging nations with fast-growing oil consumption. These agreements are indicative of the efficacy of our business development strategy with upstream and midstream operators in North America, South America, Africa, Austral-Asia, Asia and the Middle East.

To further generate overseas awareness and in our efforts to generate new business for the Company, the Company’s executives conducted a series of institutional investor meetings in Geneva and Zurich and met with senior management decision-makers from a $20 billion market cap UK-based energy company with operational holdings on multiple continents. During this trip, we also hosted an informal investor gathering in London, England.

We’re pleased to announce that STWA has entered into a regional relationship with newly formed North African energy equipment distributor Energy Tech Africa (ETA) to make our products available to oil producers in Africa and the Middle East. Under ETA’s founder and CEO’s (Mr. Timothy Nimmo) leadership, ETA has made a commitment to provide oil samples to us from a number of leading candidates for AOT™ technology in South Sudan, Egypt and Qatar.

In one of the Company’s most noteworthy accomplishments to date, we signed a contract with a $30 billion midstream oil pipeline operator (8-K on file) to integrate AOT™ technology into their flagship pipeline located in North America. Under this agreement we have been engaged in an intensive design, engineering and review process. The goal of these collaborative efforts is for deployment of AOT™ beginning in Q1 2014. This venture has enabled us to mature as a technology and equipment provider to the energy industry and to become accepted as a peer supplier and approved vendor within the industry. This pivotal moment moved us from being a purely R&D company to a revenue-producing entity for the first time, marking the successful culmination of a long-term business strategy set in motion beginning early 2012.

Earlier this year our technical team developed a hydraulic analysis software tool designed to perform predicative analysis of pipeline systems and networks. This home-grown application enables our executive team to identify and quantify the financial and environment benefits that can be derived from deployment of AOT™ flow optimization technology, providing a key resource during the negotiation process with large midstream and upstream energy companies.

Our long-term relationship with Temple University continues to yield useful data for the further refinement of our AOT™ technology. Ongoing oil sample testing by Dr. Rongjia Tao and his team provide us with invaluable insight into the paraffin profile of the world’s high yield hot spots. We appreciate the dedicated efforts of Dr. Tao and Stephen G. Nappi of Temple University.

To protect the Company’s AOT™ technology assets and our portfolio of licenses and 47 patents and additional pending patents, we have engaged C. Dean Domingue, former senior patent counsel for Halliburton. As Special Counsel of the Business & Commercial Litigation Practice Group of Jones Walker LP, one of the largest law firms in the nation, Mr. Domingue will be working directly with our senior managers and engineering team as we continue to build intellectual property capital.

On the business financials front, we have strengthened our balance sheet, improving the Company's cash position by $2.9 million to $4.5 million in the six months ended June 30, 2013. The same period also saw a $6.5 million improvement in shareholders' equity, eradicating a deficit of $2.9 million, and generating instead a positive shareholders’ equity of $3.6 million. This positive move was due in large part to the exercise of $5.7 million in warrants and expiration of additional warrants, resulting in the write-off of $3.2 million in derivative liabilities. This increase in assets and equity has positioned us to fund the manufacture of AOT™ units, actively pursue a variety of strategic expansion initiatives and make material advancements towards up-listing our stock on NASDAQ. As indicated in our prior SEC filings, it is our intention to move from over-the-counter (OTC) status to a larger and more liquid platform for the trading of our stock.

As part of our compliance obligations in anticipation of uplisting our stock to an exchange or NASDAQ, we increased our Board by three independent directors: former Montana State Senator Ryan Zinke, Don Dickson and Mark Stubbs, providing the Company with the margin necessary for an independent director majority. For counsel in our efforts to uplist to an exchange or NASDAQ, we have retained Sichenzia Ross Friedman Ference LLP of New York, New York.

Our newly elected board members bring significant industry experience and managerial depth to our board. Oil and gas veteran Don Dickson is currently the Chief Executive Officer for Advanced Pipeline Services, a leading builder of new pipelines and facilities in North America, and Mark Stubbs is the Chief Financial Officer for London Stock Exchange-listed BBA Aviation, a multi-billion dollar global aviation services and aftermarket support provider. Mr. Stubbs will serve as Chair of our Audit Committee. The Board also elected Gregg Bigger, our President and Chief Financial Officer as a non-independent member.

“In accepting election to the STWA Board I’d like to thank the members for their vote of confidence and STWA’s visionary leader Cecil Bond Kyte for the opportunity to help make a difference in the world’s largest business sector,” Mr. Bigger commented.

“This has been a watershed period of growth for STWA in every respect,” Cecil Bond Kyte, Chairman and Chief Executive Officer of STWA, Inc. stated. “Until last year, our business developments efforts were primarily collaborations with oil equipment distributors and other trusted partners. We have begun positioning the Company’s investment profile to institutions and analysts to develop further market support, which has been well received at our recent meetings in the United Kingdom and Switzerland. Furthermore, due to the maturation of our AOT™ technology and our well-earned status as a certified vendor and approved supplier to the global oil and gas industry, we are now working directly with tier-one oil producers and pipeline transportation companies throughout the world. Awareness of our solutions has never been higher within the industry and continues to grow rapidly.”

We want to express our sincere gratitude to our loyal shareholders for their support and confidence. Please join us at our annual shareholders’ meeting on Monday, December 16th for a reception at 9:00AM and Annual Shareholder Meeting from 10:00AM to 12:00PM at the Fess Parker Santa Barbara Doubletree Hotel and Resort in the Santa Rosa-San Miguel Rooms. For directions to the hotel or other information, the front desk can be reached at (805) 564-4333. For shareholder related questions, please contact Jeremy Roe of Integra Consulting Group, LLC, at (925) 262-8305.

To register your e-mail address to receive automated news alerts, regulatory filings, monthly and quarterly reports, a video overview of AOT™ technology and other IR content, visit STWA’s Investor Information webpage.

Warmest Regards,

/s/ Cecil Bond Kyte

Cecil Bond Kyte

Chief Executive Officer and Chairman of the Board

SAVE THE WORLD AIR, INC.

735 State Street, Suite 500

Santa Barbara, California 93101

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 16, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 annual Meeting of Stockholders (the “2013 Annual Meeting”) of Save the World Air, Inc. (the “Company” or “our”), which will be held at the Fess Parker Santa Barbara Doubletree Hotel and Resort, 633 E. Cabrillo Blvd., Santa Barbara, California 93101 at 10:00 a.m. on Monday, December 16, 2013, for the purposes of considering and voting upon:

1. A proposal to elect seven (7) directors to our Board of Directors (the “Board”).

2. A proposal to ratify the appointment of Weinberg & Co., P.A., as our independent auditor for the fiscal year ending December 31, 2013.

3. A proposal to increase the number of authorized shares of common stock of the Company.

These matters are described more fully in the proxy statement accompanying this notice.

Our stockholders will also act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business to be presented to a vote of the stockholders at the 2013 Annual Meeting.

The Board has fixed the close of business on October 17, 2013, as the record date (the “Record Date”) for determining those stockholders who will be entitled to notice of and to vote at the 2013 Annual Meeting. A list of stockholders entitled to vote at the 2013 Annual Meeting will be available at the 2013 Annual Meeting and at the offices of the Company.

Representation of at least a majority in voting interest of our common stock either in person or by proxy is required to constitute a quorum for purposes of voting at the 2013 Annual Meeting. Accordingly, it is important that your shares be represented at the 2013 Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE 2013 ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 2013 Annual Meeting.

Please read the accompanying proxy material carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

/s/ Cecil Bond Kyte
Cecil Bond Kyte
Chief Executive Officer

November ____, 2013

Santa Barbara, California

Stockholders Should Read the Entire Proxy Statement

Carefully Prior to Returning Their Proxies.

This Proxy Statement and our Annual Report

on Form 10K are available at www.sec.gov.

PROXY STATEMENT FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

OF

SAVE THE WORLD AIR, INC.

To Be Held on December 16, 2013

This proxy statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) of Save the World Air, Inc. (the “Company”), which will be held at 10:00 a.m. on Monday, December 16, 2013 at the Fess Parker Doubletree Hotel and Resort, 633 E. Cabrillo Blvd, Santa Barbara, California 93101, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of the 2013 Annual Meeting of Stockholders (the “Notice”). This proxy statement and the proxy card are first being delivered or mailed to stockholders on or about November 14, 2013. Our Annual Report for the year ended December 31, 2012, on Form 10-K (the “10-K”) is being mailed to stockholders concurrently with this proxy statement. Our Annual Report to Stockholders on Form 10-K is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

VOTING RIGHTS AND SOLICITATION

The close of business on October 17, 2013, is the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2013 Annual Meeting. As of the Record Date, we had 167,704,567 shares of common stock, par value $.001 per share issued and outstanding, and only those shares are entitled to vote on each of the proposals to be voted upon at the 2013 Annual Meeting. Holders of the common stock of record entitled to vote at the 2013 Annual Meeting will have one vote for each share of common stock so held with regard to each matter to be voted upon.

All votes will be tabulated by the inspector of elections appointed for the 2013 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The holders of a majority in voting interest of the common stock outstanding and entitled to vote at the 2013 Annual Meeting shall constitute a quorum for the transaction of business at the 2013 Annual Meeting. The voting interest of shares of the common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2013 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the voting interest present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in “street name” indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be counted as a vote cast on such matter.

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. The vote required by Proposal 1 is governed by Nevada law and is a plurality of the votes cast by the holders of shares entitled to vote (i.e., nominees receiving the highest number of votes will be elected to the Board), provided a quorum is present. As a result, in accordance with Nevada law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors.

In voting with regard to the proposal to ratify the appointment of our independent auditor (Proposal 2), stockholders may vote in favor of such proposal or against such proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Nevada law, and the minimum vote required is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Nevada law, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote on this proposal.

In the event of a broker non-vote with respect to Proposal 3, related to the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of common stock of the Company, the broker non-vote will have the effect of a vote against Proposal 3 inasmuch as adoption of Proposal 3 requires the affirmative vote of a majority of the outstanding shares of common stock of the Company.

Under the rules of The New York Stock Exchange (the “NYSE”) that govern most domestic stock brokerage firms, member brokerage firms that hold shares in “street name” for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. Such broker non-votes will not be considered as votes cast in determining the outcome of any proposal.

Shares of our common stock represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2013 Annual Meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR each of Proposal 1, Proposal 2 and Proposal 3. Management does not know of any matters to be presented at the 2013 Annual Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the 2013 Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Any stockholder has the right to revoke his, her or its proxy at any time before it is voted at the 2013 Annual Meeting by giving written notice to our Secretary, and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the 2013 Annual Meeting and voting in person; provided, however, that under the rules of the NYSE, any beneficial owner whose shares are held in “street name” by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the 2013 Annual Meeting only in accordance with the applicable rules and procedures of the NYSE.

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The entire cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone or by e-mail, or special letter by our officers and regular employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our common stock, and such persons may be reimbursed for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of Board of Directors

Our bylaws provide that the Board shall consist of between one and eight directors, as determined by the Board from time to time. The Board currently consists of seven (7) members. The Board has fixed the size of the Board to be elected at the 2013 Annual Meeting at seven (7) members. Our directors are elected by our stockholders at each annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our current directors, the nominees for directors or our executive officers.

The proxy holders named on the proxy card intend to vote all proxies received by them in the accompanying form for the election of the nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been selected by the Board. The nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2014 or until his or her successor has been duly elected and qualified.

In the event that a nominee is unable or declines to serve as a director at the time of the 2013 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy, or the size of the Board may be reduced. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below, unless instructions are given to the contrary. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. The Board may at an appropriate later date increase or decrease the size of the Board.

Nominees for Election as Directors

The following is certain information as of October 17, 2013, regarding the nominees for election as directors:

Name	Age	Position	Director Since

Cecil Bond Kyte (3)	42	Chief Executive Officer, Chairman	2006

Charles R. Blum(1) (2)(3)	74	Director	2007

Nathan Shelton(1)(2)(3)	64	Director	2007

Ryan Zinke	51	Director	2012

Greggory M. Bigger	45	Chief Financial Officer, President, Director	2013

Mark Stubbs(1)(2)	43	Director	2013

Don Dickson	57	Director	2013

_______________

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Nominating and Corporate Governance Committee

Biographical Information Regarding Directors

Cecil Bond Kyte became a shareholder in Spring 2000, and has served as a director since February 21, 2006. In December 2007, Mr. Kyte was elected by the Board of Directors to serve as Chairman of the Board. On January 30, 2010, he was appointed to serve as Chief Executive Officer, replacing Charles R. Blum.  Mr. Kyte spearheaded the restructuring and rebuilding of the Company.  Mr. Kyte has been an owner, investor and manager of petroleum exploration and production assets in North America for over two decades, and an investor in residential real estate projects.  For the past 25 years, Mr. Kyte has been a pilot in various capacities, including airline captain and flight academy instructor and continues to hold his pilot’s license.  Mr. Kyte received a B.S. Degree in Accounting from Long Beach State University.

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Charles R. Blum was appointed on July 25, 2007, to the Board of directors and engaged at that time as the President and Chief Executive Officer of the Company. On January 30, 2009, Mr. Blum resigned his position as Chief Executive Officer of the Company and on September 6, 2012, resigned as President of the Company. Mr. Blum spent 22 years as the President/CEO of the Specialty Equipment Market Association (SEMA). SEMA is a trade group representing 6500 business members who are actively engaged in the manufacture and distribution of automotive parts and accessories. SEMA produces the world’s largest automotive aftermarket trade show which is held annually in Las Vegas, Nevada. Mr. Blum led the association as its members grew from a handful of small entrepreneurial companies into an industry membership that sells over 31 billion dollars of product at the retail level annually. Mr. Blum has a proven record of accomplishment as a senior executive and brings a broad knowledge of the business and administration to the Company. Mr. Blum attended Rutgers University.

Nathan Shelton has served as one of our directors since February 12, 2007. Mr. Shelton has a long and distinguished career with a number of diverse successful companies primarily related to the automotive industry, holding prominent positions. In 1987 he joined K&N Engineering as President and part owner and built the company into an industry leader. In 2002 he sold his interest in K&N Engineering and founded S&S Marketing, which is engaged in the automotive aftermarket parts rep business, which he currently operates. Mr. Shelton is the recipient of numerous industry related prestigious awards, and, in 1992, Specialty Equipment Market Association (SEMA) invited him to join its board of directors, which included serving in capacity as its Chairman from 2002 to 2004. Mr. Shelton served honorably in the United States Seabees from 1968 to 1972. He attended Chaffey Junior College.

Greggory M. Bigger was appointed Chief Financial Officer on February 1, 2012 replacing Eugene E. Eichler, and appointed President on September 6, 2012, replacing Charles R. Blum. Most recently Mr. Bigger was a Founder and Partner with Rocfin Advisors, a Strategic Management Consulting Company providing strategic advice and direction to a variety of clients including banks and wealth managers, corporations, municipalities and startups in critical areas such as business and strategic plan development, operational efficiency design and management support, financial modeling and analysis.

Prior to Rocfin Advisors, Mr. Bigger was the Founder and a member of the Board of Directors of the Bank of Santa Barbara. Mr. Bigger orchestrated the launch of the bank, raised the necessary capital, recruited and organized the Board of Directors, executive team and staff, assisted in developing the banks credit policies, and was responsible for execution of the banks business strategy, growth and success in the region. The bank was sold to a private investment group in 2009.

Earlier in his career, Mr. Bigger held a variety of key management and leadership positions including U.S. Trust as a vice-president in the Private Client Group, and First Republic Bank as a vice-president and manager in the Private Banking Group.

Mr. Bigger has served on numerous non-profit boards including the Breast Cancer Resource Center, The Wildlife Care Network and Speaking of Stories; in addition Mr. Bigger has served on the board of the Bank of Santa Barbara and as special advisor to Be Green Packaging LLC.

Mr. Bigger served in the United States Marine Corps in Special Operations.

Ryan Zinke is a former state senator of Montana from 2009 to 2012. He has a distinguished military career which began in 1985 when he graduated from Officer Candidate School and attended SEAL training (class 136). He was then assigned to SEAL Team ONE in Coronado, CA where he led counter-insurgency and contingency operations in the Persian Gulf and the Pacific theater of operations. From 1990-93 and again from 1996-99, he was selected to SEAL TEAM SIX where he was a Team Leader, Ground Force Commander, Task Force Commander and Current Operations Officer in support of National Command Authority missions. He then served as the Special Operations Officer in Europe and led the first exercise between former Soviet Special Forces and NSW forces, and served as the SEAL Commander of Joint Task Force TWO in support of Special Operations missions in Bosnia-Herzegovina, Croatia and Kosovo. In 2004, Mr. Zinke was assigned as Deputy and acting Commander, Combined Joint Special Operations Task Force-Arabian Peninsula in support of Operation IRAQI FREEDOM where he led a force of over 3500 Special Operations personnel in Iraq in the conduct of 360 combat patrols, 48 Direct Action missions, and hundreds of sensitive operations. In 2006, he was awarded two Bronze Stars for combat. Mr. Zinke's final Naval assignment was establishing the Naval Special Warfare Advanced Training Command. He retired from active duty 2008 after serving 23 years as a US Navy SEAL. Mr. Zinke is CEO of two (2) business development firms that specialize in advanced technology with clients including Raytheon, Northrop Grumman, General Dynamics, Sierra Nevada, Unmanned Systems INC, and Katmai among others. He also serves as the Director of the Montana Unmanned Aircraft Systems (UAS) Center for Remote Integration, a founding Director of the Montana Firearms Institute (MFI), and is the President and Founder of the Great Northern Veterans Peace Park Foundation. Mr. Zinke attended the University of Oregon on an athletic scholarship and graduated with a B.S. in Geology. Mr. Zinke is a Disabled Veteran and holds a MBA in Finance and a Masters of Science in Global Leadership from the University of San Diego.

Mark Stubbs currently serves as Chief Financial Officer for London Stock Exchange listed BBA Aviation's Aftermarket Services Division, a leading global aviation services and aftermarket support provider. Prior to joining BBA in 2012, Mr. Stubbs served as Chief Financial Officer and Interim Chief Executive Officer for CallWave, Inc., which was then a NASDAQ-listed company and a global provider of enhanced telecommunications software and services. From 2005 to 2006, Mr. Stubbs was Chief Financial Officer of Sound ID, a privately held consumer electronics company. Prior to Sound ID, Mr. Stubbs held a number of executive positions including Vice President Global Supply Chain and Vice President and Managing Director EMEA (Europe, Middle East and Africa) at Somera, Inc., which at the time was a NASDAQ-listed company and a leading global provider of telecommunications infrastructure and services. Previously, Mr. Stubbs held a number of financial management positions at Kinko's Inc., which has since been acquired by NYSE-listed FedEx. Mr. Stubbs earned a BA in Finance and MBA from Cal Poly San Luis Obispo and is a Certified Public Account (CPA).

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Don Dickson currently serves as Chief Executive Officer for Advanced Pipeline Services (APS).   APS was established for the purpose of providing a full range of services to the oil and gas industry.  Core business areas are in new construction of pipeline and facilities, horizontal directional drilling, painting /coating and pipeline integrity/rehabilitation.  Prior to APS, Mr. Dickson worked for Kinder Morgan in the natural gas operations, retiring after twenty-six years.  During his time at Kinder Morgan served in different engineering capacities including as Director of Operations on two major pipeline projects:  the 42” (REX) Rockies Mountain Express through the state of Illinois, and the 42” (MEP) Midcontinent Express Pipeline through the state of Louisiana.  Other employment include Director of Operations with Tetra Resources completing various oil and gas wells both onshore and offshore throughout the United States and as Senior Engineer with Halliburton Services located at the largest service facility at that time in Burns Flat, Oklahoma.  Mr. Dickson earned his B.S. in Engineering from Oklahoma State University.

Executive Officers

The following table sets forth certain information regarding our executive officers as of October 17, 2013.

Name	Age	Position

Cecil Bond Kyte	42	Chief Executive Officer

Greggory M. Bigger	45	Chief Financial Officer, President

For the biographies of Cecil Bond Kyte and Greggory M. Bigger, please see above under “Biographical Information Regarding Directors.”

CORPORATE GOVERNANCE

We maintain a corporate governance page on our corporate website at www.stwa.com, which includes information regarding the Company’s corporate governance practices. Our codes of business conduct and ethics, Board committee charters and certain other corporate governance documents and policies and code of business conduct are posted on our website. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, Save the World Air, Inc., 735 State Street, Suite 500, Santa Barbara, California 93101. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated by reference into this or any other filing we make with the Securities and Exchange Commission (the “SEC”).

Board of Directors

Director Independence

•	Our Board of Directors currently consists of seven (7) members. We believe the nominated seven (7) directors for the 2013 Annual Meeting are independent with the exception of Mr. Kyte, our Chief Executive Officer, Mr. Bigger, our Chief Financial Officer and President and Mr. Blum, our former Chief Executive Officer and President.

Meetings of the Board

The Board held eight (8) meetings during 2012, and six (6) meetings to date in 2013. The Audit Committee held five (5) meetings during 2012, and four (4) meetings to date in 2013. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and Committees on which the director served in 2012 and 2013.

Each of our directors is encouraged to attend the Company’s 2013 Annual Meeting and to be available to answer any questions posed by stockholders to such director. Because our Board holds one of its regular meetings in conjunction with our Annual Meeting of stockholders, we anticipate that all of the members of the Board will be present for the 2013 Annual Meeting.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•	Stockholders may send correspondence, which should indicate that the sender is a stockholder, to the Board or to any individual director, by mail to Corporate Secretary, Save the World Air, Inc., 735 State Street, Suite 500, Santa Barbara, California 93101 or by e-mail to questions @.stwa.com.

•	Our Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by customers with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Secretary will not screen communications sent to directors.
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•	The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the non-management directors, individually or as a group, by mail c/o Corporate Secretary, Save the World Air, Inc., 735 State Street, Suite 500, Santa Barbara, California 93101 or by e-mail to questions@stwa.com.

The Audit Committee has established procedures, as outlined in the Company’s policy for “Procedures for Accounting and Auditing Matters,” for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, and financial improprieties or auditing matters. Any of the Company’s employees may confidentially communicate concerns about any of these matters by calling (805) 845-3581. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of these committees operates under a written charter. Copies of these charters, and other corporate governance documents, are available on our website, www.stwa.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, Save the World Air, Inc., 735 State Street, Suite 500, Santa Barbara, California 93101.

The composition, functions and general responsibilities of each committee are summarized below.

Audit Committee

The Audit Committee consists of Messrs. Stubbs (chairperson), Shelton, and Blum. The Board has determined that Mr. Stubbs and Mr. Shelton are independent under rules of the SEC. The Audit Committee held a total of five (5) meetings during 2012, and a total of four (4) meetings to date during 2013.

The Audit Committee operates under a written charter. The Audit Committee’s duties include responsibility for reviewing our accounting practices and audit procedures. In addition, the Audit Committee has responsibility for reviewing complaints about, and investigating allegations of, financial impropriety or misconduct. The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors on a quarterly basis, following completion of their quarterly reviews and annual audit, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed.

As part of its responsibility, the Audit Committee is responsible for engaging our independent auditor, as well as pre-approving audit and non-audit services performed by our independent auditor in order to assure that the provision of such services does not impair the independent auditor’s independence.

Please see “Audit Committee Report” below, which provides further details of many of the duties and responsibilities of the Audit Committee.

Compensation Committee

The Compensation Committee currently consists of Messrs. Shelton, Stubbs and Blum (chairperson). The Board believes that Messrs. Shelton and Stubbs are independent. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during 2012 and 2013. The Compensation Committee held one (1) meeting during 2012 and one (1) meeting during 2013.

The Compensation Committee operates under a written charter. The Compensation Committee establishes the compensation and benefits of our executive officers. The Compensation Committee also administers our employee benefit plans, including the Company’s 2004 Stock Option Plan.

Please see “Compensation Committee Report” below, which details the Compensation Committee’s report on our executive compensation for 2012 and 2013.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Shelton (chairperson), Blum and Kyte. The Board believes that Mr. Shelton is independent under SEC rules. The Nominating and Corporate Governance Committee held one (one) meeting during 2012 and has not met during 2013.

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The Nominating and Corporate Governance Committee operates under a written charter. The Nominating and Corporate Governance Committee has the primary responsibility for overseeing the Company’s corporate governance compliance practices, as well as supervising the affairs of the Company as they relate to the nomination of directors. The principal ongoing functions of the Nominating and Corporate Governance Committee include developing criteria for selecting new directors, establishing and monitoring procedures for the receipt and consideration of director nominations by stockholders and others, considering and examining director candidates, developing and recommending corporate governance principles for the Company and monitoring the Company’s compliance with these principles and establishing and monitoring procedures for the receipt of stockholder communications directed to the Board.

The Nominating and Corporate Governance Committee is also responsible for conducting an annual evaluation of the Board to determine whether the Board and its committees are functioning effectively. In performing this evaluation, the Nominating and Corporate Governance Committee receives comments from all directors and reports annually to the Board with the results of this evaluation.

Director Nominations

The Nominating and Corporate Governance Committee seeks out appropriate candidates to serve as directors of the Company, and the Nominating and Corporate Governance Committee interviews and examines director candidates and makes recommendations to the Board regarding candidate selection. In considering candidates to serve as director, the Nominating and Corporate Governance Committee evaluates various minimum individual qualifications, including strength of character, maturity of judgment, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as well as the extent to which the candidate would fill a present need on the Board.

The Nominating and Corporate Governance Committee will consider, without commitment, stockholder nominations for director. Nominations for director submitted to this committee by stockholders are evaluated according to the Company’s overall needs and the nominee’s knowledge, experience and background. A nominating stockholder must give appropriate notice to the Company of the nomination not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, the notice by the stockholder must be delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

The stockholders’ notice shall set forth, as to:

●	each person whom the stockholder proposes to nominate for election as a director;

●	the name, age, business address and residence address of such person;

●	the principal occupation or employment of the person;

●	the class and number of shares of the Company which are beneficially owned by such person, if any;

●	any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder;

●	the name and record address of the stockholder and the class and number of shares of the Company which are beneficially owned by the stockholder;

●	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which nomination(s) are to be made by such stockholder;

●	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and,

●	any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder.

The notice must be accompanied by a written consent of the proposed nominee to be named as a director.

Our directors are compensated for their services as follows:

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(i) Effective July 3, 2013, each member of the Board, except Cecil Bond Kyte, Charles Blum, Gregg Bigger and Don Dickson, received a fully vested grant of restricted shares (“Shares”) of common stock of the Company, equal to the quotient of $25,000, divided by the market value of the Company’s shares as reported on the OTCBB, on July 3, 2013. The value of the Company’s shares on July 3, 2013, was $1.09 per share. Thus, each member of the Board, with the exceptions as noted, received a grant of 22,936 Shares.

(ii) Effective January 1 of each year, each member of the Board shall be entitled to receive additional fully vested grants of restricted shares of common stock of the Company, calculated as described above.

(iii) Effective August 6, 2013, Don Dickson received a fully vested grant of 14,620 shares of common stock of the Company based on the above-described formula and a share price of $1.71 per share, as reported on the OTCBB on August 6, 2013.

(iv) Effective September 16, 2013, Cecil Bond Kyte, Charles Blum and Greggory Bigger each received a fully vested grant of 21,009 shares of common stock of the Company based on the above-described formula and a share price of $1.19 per share, as reported on the OTCBB on September 16, 2013.

(v) Additionally, effective July 3, 2013, each member of the Board, except Cecil Bond Kyte, Charles Blum, Gregg Bigger and Don Dickson, received a grant of an unqualified option (“Option”) to purchase a number of shares of common stock of the Company equal to the quotient of $25,000 divided by the market value of the Company’s shares on July 3, 2013, as reported on the OTCBB, i.e., as noted above, $1.09 per Share. Thus, each member of the Board, with the noted exceptions received an Option grant to purchase 22,936 restricted shares of common stock of the Company. The Option vests one (1) year following the grant and shall expire ten (10) years after the day of grant.

(vi) Effective January 1 of each year, each member of the Board shall be entitled to receive additional grants of Options, calculated as described above.

(vii) Effective August 6, 2013, Don Dickson received an Option grant to purchase 14,620 shares of common stock of the Company, based on the above Option grant formula and a share price of $1.71 per Share, as reported on the OTCBB on August 6, 2013.

(viii) Effective September 16, 2013, Cecil Bond Kyte, Charles Blum and Gregg Bigger each received an Option grant to purchase 21,009 shares of common stock of the Company based on the above Option grant formula and a share price of $1.19 per Share, as reported on the OTCBB on September 16, 2013.

(ix) Additionally, effective July 3, 2013, each member of a Committee of the Board shall receive monthly compensation of $500.00, plus reimbursement of reasonable travel and lodging expenses.

(x) Additionally, the Chairman of the Audit Committee (Mark Stubbs) shall also receive, effective July 3, 2013, an immediately vested grant of Options, and thereafter, an annual grant of Options, effective January 1 of each year to purchase 25,000 shares of common stock of the Company at an exercise price equal to the market value of the Company’s shares, as reported on the OTCBB, on the day of grant.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR election of each of the nominees identified above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Weinberg & Company, P.A. to audit our financial statements for the fiscal year ending December 31, 2013. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If the stockholders do not ratify the appointment of Weinberg & Company, P.A. the Audit Committee may reconsider its selection.

Weinberg & Company, P.A. was first appointed in fiscal year 2003, and has audited our financial statements for fiscal years 2002 through 2012. The Board expects that representatives of Weinberg & Company, P.A. will be present at the 2013 Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

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Audit and Other Fees

The following table summarizes the fees charged by Weinberg & Company, P.A. for certain services rendered to the Company during 2011 and 2012.

	Amount Billed

Type of Fee	Fiscal Year 2011	Fiscal Year 2012

Audit(1)	$83,162	$121,340
Audit Related(2)	0	0
Tax(3)	7,693	6,430
All Other(4)	0	0

Total	$90,855	$127,770

___________________

(1)	This category consists of fees for the audit of our annual financial statements included in the Company’s annual report on Form 10-K and review of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2)	Represents services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services include consultations regarding Sarbanes-Oxley Act requirements, various SEC filings and the implementation of new accounting requirements.

(3)	Represents aggregate fees charged for professional services for tax compliance and preparation, tax consulting and advice, and tax planning.

(4)	Represents aggregate fees charged for products and services other than those services previously reported.

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the 2013 Annual Meeting will be required to ratify the appointment of Weinberg & Company, P.A. as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Weinberg & Company, P.A. as our independent auditors.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to ratify the appointment of Weinberg & Co., P.A. as our independent auditor for the fiscal year ending December 31, 2013.

PROPOSAL 3

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has approved a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 200 million to 300 million. The proposed amendment would replace the first paragraph of Article Four of the Articles of Incorporation of the Company with the following language:

“The corporation shall have authority to issue an aggregate of Three Hundred Million (300,000,000) Common Capital Shares, par value one mill ($0.001) per share for a total capitalization of Three Hundred Thousand Dollars ($300,000).”

The Board of Directors believes it is in the best interest of the Company to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning for future corporate needs, including, but not limited to, stock dividends, grants of stock, grants of equity compensation, grants under equity compensation plans, grants of options and warrants, stock splits, financings, potential strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions, and to satisfy the issuance of shares of our common stock on the exercise of prior grants of our options and warrants. The Board believes that additional authorized shares of common stock will enable the Company to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to the Company without the delay and expense associated with convening a special meeting of the Company’s stockholders.

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The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of additional shares of common stock that will result from the Company’s adoption of the proposed amendment. Except as otherwise required by law, the newly authorized shares of common stock will be available for issuance at the discretion of the Board (without further action by the stockholders) for various future corporate needs, including those outlined above. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders, any future issuance of additional authorized shares of the Company’s common stock may, among other things, dilute the earnings per share of the common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of the Company’s common stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the Board determines is not in the best interest of the Company and its stockholders. However, the Board does not intend or view the proposed increase in the number of authorized shares of the Company’s common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of the Company.

Any newly authorized shares of the Company’s common stock will be identical to the shares of common stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of the Company’s common stock, none of whom has preemptive or similar rights to acquire the newly authorized shares.

The Board of Directors unanimously recommends a vote FOR the proposed amendment to increase the number of authorized shares of the Company’s Common Stock from 200 million to 300 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 17, 2013, for.

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	our Chief Executive Officer and each of our two other most highly-compensated executive officers serving as such as of October 17, 2013, whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the Company (such individuals are hereafter referred to as the “Named Executive Officers”), and all of our directors and executive officers serving as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares Beneficially Owned(2)

Named Executive Officers and Directors
Cecil Bond Kyte, Chief Executive Officer, Director(3)	11,450,206	6.51%
Charles R. Blum , Director(4)	1,987,021	1.17%
Greggory M. Bigger, Chief Financial Officer, President, Director(5)	1,121,009	0.66%
Nathan Shelton, Director(6)	519,873	0.31%
Ryan Zinke, Director(7)	22,936	0.01%
Mark Stubbs, Director(8)	47,936	0.03%
Don Dickson, Director(9)	14,620	0.01%
All directors and executive officers as a group	15,163,601	8.48%

___________________

(1)	Unless otherwise indicated, the address of each listed person is c/o Save the World Air, Inc., 735 State Street, Suite 500, Santa Barbara, California 93101.

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(2)

Percentage of beneficial ownership is based upon 167,704,567 shares of our common stock outstanding as of October 17, 2013. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Includes options to purchase 8,140,000 shares of our common stock exercisable currently. Mr. Kyte holds options to purchase 18,721,009 shares of our common stock, of which 8,140,000 shares are currently vested. In accordance with managements’ representations, Mr. Kyte has agreed to defer the exercisability of his options such that the exercise of options would not cause the Company’s outstanding shares to exceed authorized shares on a fully diluted basis. The exercise of Mr. Kyte’s currently vested options would not cause the Company’s outstanding shares to exceed current authorized shares on a fully diluted basis and are therefore exercisable currently.

(4)	Includes options to purchase 1,588,679 shares of our common stock exercisable currently, and warrants to purchase 22,000 shares of our common stock.

(5)	Includes options to purchase 1,000,000 shares of our common stock exercisable currently. Mr. Bigger holds options to purchase 4,021,009 shares of our common stock, of which 1,000,000 shares are currently vested. In accordance with managements’ representations, Mr. Bigger has agreed to defer the exercisability of his options such that the exercise of options would not cause the Company’s outstanding shares to exceed authorized shares on a fully diluted basis. The exercise of Mr. Bigger’s currently vested options would not cause the Company’s outstanding shares to exceed current authorized shares on a fully diluted basis and are therefore exercisable currently.

(6)	Includes options to purchase 304,585 shares of our common stock exercisable currently.

(7)	Mr. Zinke holds no warrants or options to purchase shares of our common stock exercisable currently.

(8)	Includes options to purchase 25,000 shares of our common stock exercisable currently.

(9)	Mr. Dickson holds no warrants or options to purchase shares of our common stock exercisable currently.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation earned during the last three fiscal years by the Named Executive Officers:

Summary Compensation Table

		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Annual Compensation Salary ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($)

Cecil Bond Kyte (1)	2012	$300,000	$0	0	$216,978
Chief Executive Officer	2011	$208,333	$0	17,600,000	$87,838
	2010	200,000	$0	$0	$0
Greggory Bigger (2)	2012	$172,500	$0	4,000,000	$31,567
Chief Financial Officer, President

(1)	Mr. Kyte was appointed Chief Executive Officer in January 2009. In 2010, Mr. Kyte earned and was paid $200,000. In addition, Mr. Kyte received $33,333 in accrued back pay, and on December 8, 2011, he received a bonus of $54,505. In connection with the Amendment to Mr. Kyte’s Employment Agreement dated March 1, 2011, Mr. Kyte received options for 17,600,000 shares of common stock, and, options for 181,118 shares of common stock previously granted were cancelled. On December 1, 2011, the Board approved Amendment Number 2 to Mr. Kyte’s Employment Agreement and increased his salary to $300,000 per year. Effective on September 1, 2013, the Board approved Amendment #3 to Mr. Kyte’s Employment Agreement increasing his annual salary to $350,000. Please see the section below under the title Employment Agreements for greater detail concerning Mr. Kyte’s Employment Agreement with the Company.

(2)

Mr. Bigger was appointed Chief Financial Officer on February 1, 2012, and President on September 6, 2012. Effective on September 1, 2013, the Board approved an Amendment to Mr. Bigger’s Employment Agreement increasing his annual salary to $290,000. Please see the section below under the title Employment Agreements for greater detail concerning Mr. Bigger’s Employment Agreement with the Company.

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OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning the stock option grants made to each of the Named Executive Officers during the 2012 fiscal year. No stock appreciation rights were granted to any of the Named Executive Officers during the 2012 fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal 2012	Exercise or Base Price Per Share	Expiration Date
Greggory Bigger	4,000,000	82.3%	$0.25	02/01/2022

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR-END OPTION VALUES

No options were exercised by any of the Named Executive Officers during the 2012 fiscal year. The following table sets forth the number of shares of our common stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 2012 fiscal year.

	Shares	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options ($)(1)
	Acquired on	Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Cecil Bond Kyte		$—	3,520,000	14,080,000	$2,569,600	$10,278,400
Greggory Bigger		$—	500,000	3,500,000	$365,600	$2,555,000

(1	) Market value of our common stock at fiscal year-end minus the exercise price. The closing price of our common stock on December 31, 2012 the last trading day of the year was $0.98 per share.

EQUITY COMPENSATION PLAN INFORMATION FOR 2012

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	4,267,892	$0.52	2,732,108

Equity compensation plans not approved by security holders	24,800,000	$0.26	N/A

Total	29,067,892	$0.30	N/A

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Employment agreements

Agreement with Cecil Bond Kyte. On January 30, 2009 (the “Effective Date”), the Company entered into an employment agreement with Cecil Bond Kyte, pursuant to which he serves as our Chief Executive Officer.  The initial term of the agreement became effective on January 30, 2009, and expires on January 30, 2010, and renews automatically for addition one-year periods unless either party has given notice of non-extension prior to October 30, 2010.  The agreement provides for a base compensation of $200,000 per year.  Mr. Kyte is eligible to participate in the Company’s incentive and benefit plans, including eligibility to receive grants of stock options under the 2004 plan.

Mr. Kyte shall be eligible to receive an annual cash bonus in an amount equal to 2% of the Company’s net profit, if any, for its most recently completed fiscal year, computed in accordance with generally accepted accounting principles applied consistently with prior periods.  The bonus shall be payable, if at all, on the anniversary date of employment each year of the term; provided that no bonus shall be paid if Mr. Kyte is not, on such payment date, in the employ of the Company.

Mr. Kyte shall also receive an option (the “Option”) to purchase a number of shares (the “Option Shares”) of the Company’s common stock equal to the result of (A) 100,000 divided by (B) the closing price per share of the Company’s Common Stock on the first anniversary of the Effective Date.  The Option shall be an incentive stock option, shall be exercisable at the closing price per share on the first anniversary of the Effective Date, shall be exercisable for ten years from the date of grant and shall vest on the second anniversary of the Effective Date.

Amendment #1 of Kyte Employment Agreement. On March 1, 2011, the Board of Directors of the Company approved an amendment (the “Amendment”) to Mr. Kyte employment agreement. The Company and Mr. Kyte have agreed to an amendment of the Employment Agreement, providing for non-cash performance compensation in the form of nonqualified stock options. Mr. Kyte has agreed to continue to serve in the role of CEO of the Company through at least January 29, 2016.

The Board determined to grant Mr. Kyte nonqualified stock options to acquire shares of common stock of the Company under the following terms and conditions:

Stock Option Grant (“Grant”) of 17,600,000 Shares at an Exercise Price of  $0.25 per share exercisable for 10 years, which will expire on January 30, 2021.

Twenty percent (20%) of the Option shall vest on the first anniversary of the Effective Date (i.e. January 30, 2011); twenty percent (20%) on the second anniversary of the Effective Date; twenty percent (20%) on the third anniversary of the Effective Date; twenty percent (20%) on the fourth anniversary of the Effective Date; and, twenty percent (20%) on the fifth anniversary of the Effective Date;

Amendment #2 of Kyte Employment Agreement. The Second Amendment to Mr. Kyte’s Employment Agreement was made and entered into by and between the Company, and Mr. Kyte effective as of December 1, 2011. Compensation for Mr. Kyte was increased to a base salary of $300,000.

Amendment #3 of Kyte Employment Agreement. The Third Amendment to the Kyte Employment Agreement was made and entered into by and between the Company and Mr. Kyte effective as of September 1, 2013. Annual Base Salary for Mr. Kyte was increased to $350,000. Mr. Kyte is also eligible to receive an annual cash bonus, within the discretion of the Company’s Board. In exercising its discretion, the Board shall consider, among other things, the Company’s: (a) revenue; (b) earnings; (c) contracts; (d) cash position; (e) liquidity; (f) customers; (g) NASDAQ or other exchange listings; (h) market capitalization; (i) general financial condition; and (j) achievement of goals set forth in management’s yearly budgets, plans and projections. Any award of bonus shall be paid no later than forty-five (45) days following the filing of the Company’s Form 10-K with the SEC. Mr. Kyte is also entitled to receive paid vacation of six (6) weeks per year.

Additionally, in the event any person, including all affiliates of such person, directly or indirectly, becomes the beneficial owner of 50% or more of the combined voting power of the Company’s outstanding shares, and otherwise on a Change of Control event as defined in Mr. Kyte’s Employment Agreement, Mr. Kyte’s Employment Agreement and all amendments thereto shall be terminated whereupon Mr. Kyte shall be paid an amount equal to four (4) times his annual Base Salary as in effect on the date of the Change of Control event, and all of Mr Kyte’s unvested stock options and warrants shall immediately vest effective on the date of the Change of Control event.

Additionally, if Mr. Kyte is terminated by the Company without cause or if he resigns for “good reason,” he shall be paid an amount equal to three (3) times his annual Base Salary as in effect on the date of the termination, payable, at the discretion of the Company, in one lump sum or in equal monthly installments during a term not to exceed thirty-six (36) months, less applicable withholding taxes. Additionally, all of Mr. Kyte’s unvested options and warrants shall vest to the same extent as he would have become vested if he had remained employed by the Company for an additional three (3) years. “Good Reason” is defined to mean any reduction in Mr. Kyte’s then current annual Base Salary of ten percent (10%) or more, or relocation of the Company’s principal executive office to a location more than twenty-five (25) miles outside of Santa Barbara, California, or a substantial change in Mr. Kyte’s then current duties and responsibilities.

Additionally, in the event of Mr. Kyte’s termination for Cause, Mr. Kyte shall be entitled to receive only his Base Salary accrued through the date of such termination, and nothing more, and all of Mr. Kyte’s unvested options and warrants shall be canceled.

Additionally, the Board awarded Mr. Kyte a discretionary cash bonus of $100,000 effective June 11, 2013.

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Agreement with Greggory M. Bigger. On February 1, 2012 (the “Effective Date”), the Company entered into an employment agreement with Greggory M. Bigger, pursuant to which he serves as our Chief Financial Officer. The initial term of the agreement is for one year and is renewable for successive one year periods unless either party shall give written notice to the other, not later than December 1st of the then-current year of the Term that this Agreement shall not be renewed (the “Expiration Date”). The Agreement provides for a base compensation of $120,000 per year and a one-time acceptance bonus of $10,000. Mr. Bigger is eligible to participate in the Company’s incentive and benefit plans, including eligibility to receive grants of stock options under the 2004 Plan.

Mr. Bigger shall also receive a grant of options, effective February 1, 2012 (the “Effective Date of Grant”) to vest over a four (4) year period as follows subject to his continued employment with the Company: 500,000 options shall vest on the Effective Date of Grant; 500,000 options shall vest on February 1, 2013; 1,000,000 options shall vest on February 1, 2014; 1,000,000 shares shall vest on February 1, 2015 and 1,000,000 shares shall vest on February 1, 2016.

Effective September 1, 2013, Mr. Bigger’s Employment Agreement, in recognition of his additional responsibilities as President of the Company, was amended, as follows:

(i) Annual Base Salary for Mr. Bigger was increased to $290,000. Mr. Bigger is also eligible to receive an annual cash bonus, within the discretion of the Company’s Board. In exercising its discretion, the Board shall consider, among other things, the Company’s: (a) revenue; (b) earnings; (c) contracts; (d) cash position; (e) liquidity; (f) customers; (g) NASDAQ or other exchange listings; (h) market capitalization; (i) general financial condition; and (j) achievement of goals set forth in management’s yearly budgets, plans and projections. Any award of bonus shall be paid no later than forty-five (45) days following the filing of the Company’s Form 10-K.

(ii) Additionally, in the event any person, including all affiliates of such person, directly or indirectly, becomes the beneficial owner of 50% or more of the combined voting power of the Company’s outstanding shares, and otherwise on a Change of Control event as defined in Mr. Bigger’s Employment Agreement, Mr. Bigger’s Employment Agreement and all amendments thereto shall be terminated whereupon Mr. Bigger shall be paid an amount equal to two (2) times his annual Base Salary as in effect on the date of the Change of Control event, and all of Mr Bigger’s unvested stock options and warrants shall immediately vest effective on the date of the Change of Control event.

(iii) Additionally, if Mr. Bigger is terminated by the Company without cause or if he resigns for “good reason,” he shall be paid an amount equal to three (3) times his annual Base Salary as in effect on the date of the termination, payable, at the discretion of the Company, in one lump sum or in equal monthly installments during a term not to exceed thirty-six (36) months, less applicable withholding taxes. Additionally, all of Mr. Bigger’s unvested options and warrants shall vest to the same extent as he would have become vested if he had remained employed by the Company for an additional three (3) years. “Good Reason” shall be defined to mean any reduction in Mr. Bigger’s then current annual Base Salary of ten percent (10%) or more, or relocation of the Company’s principal executive office to a location more than twenty-five (25) miles outside of Santa Barbara, California, or a substantial change in Mr. Bigger’s then current duties and responsibilities.

(iv) Additionally, in the event of Mr. Bigger’s termination for Cause, Mr. Bigger shall be entitled to receive only his Base Salary accrued through the date of such termination, and nothing more, and all of Mr. Bigger’s unvested options and warrants shall be canceled.

The Board awarded Mr. Bigger a discretionary cash bonus of $50,000, effective June 11, 2013. Effective July 15, 2013, the Board awarded Mr. Bigger an additional discretionary bonus in the form of 100,000 restricted shares of common stock of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has furnished this report on executive compensation for the 2012 fiscal year.

The Compensation Committee administers the Company’s executive compensation program. The Compensation Committee has the authority to review and determine the salaries and bonuses of the executive officers of the Company, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”) appearing elsewhere in this proxy statement, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to all of the Company’s employees, including, without limitation, under the Company’s 2004 Stock Option Plan (the “2004 Plan”).

The Compensation Committee currently consists of Messrs. Blum (chairperson), Shelton and Stubbs. The Board believes that all three (3) members of the Compensation Committee meets the independence requirement. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during 2012. The Compensation Committee held one (1) meeting during 2012 and held one (1) meeting to date during 2013.

The Compensation Committee operates under a written charter. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants who do not advise the Company, to assist the Committee.

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The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company, reward individual contribution to the Company’s success and align the interests of the Company’s officers with the interests of its stockholders. The committee believes that the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

The principal factors that were taken into account in establishing each executive officer’s compensation package for the 2012 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years. Moreover, all of the Company’s Named Executive Officers have entered into employment agreements with the Company and many components of each such person’s compensation are set by such agreements.

Equity-Based Compensation. The Committee believes in linking long-term incentives to an increase in stock value. Accordingly, it awards stock options, including options under the 2004 Plan with an exercise price equal to the fair market value of the underlying stock on the date of grant that vest and become exercisable over time. The Committee believes that these options encourage employees to continue to use their best efforts and to remain in the Company’s employed. Options granted to executive officers under the 2004 Plan generally vest and become exercisable in annual 25% increments over a four-year period after grant.

The Committee relies substantially on management of the Company to make specific recommendations regarding which individuals should receive option grants and the amounts of such grants. In 2011, the Committee granted 17,600.000 options to Cecil Bond Kyte, the Chief Executive Officer as a condition of his employment contract and agreed to cancel 181,818 options previously granted. Charles R. Blum, then President and Eugene E. Eichler, then Interim Chief Financial Officer were each granted 1,000,000 options. The Named Executive Officers were individually awarded the number of stock options shown in the table headed “Option Grants in Last Fiscal Year” appearing elsewhere in this proxy statement.

Compliance with Code Section 162(m). Section 162(m) of the Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to the Company’s executive officers for the 2012 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for the 2012 fiscal year will exceed that limit. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

The Board did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2012 fiscal year. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

Respectfully submitted by:

/s/ Charles R. Blum
Charles R. Blum, Chairman

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AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of three (3) directors, Messrs. Stubbs (Chairperson), Shelton, and Blum. The Board has determined that Messrs. Stubbs and Shelton are independent within the rules of the SEC. The duties and responsibilities of a member of the Audit Committee are in addition to his duties as a member of the Board.

The Audit Committee operates under a written charter, which is available on the Company’s website. The Board and the Audit Committee believe that the Audit Committee charter complies with the current standards set forth in SEC regulations. There may be further action by the SEC during the current year on several matters that affect all audit committees. The Board and the Audit Committee continue to follow closely further developments by the SEC in the area of the functions of audit committees, particularly as it relates to internal controls for non-accelerated filers, and will make additional changes to the Audit Committee charter and the policies of the Audit Committee as required or advisable as a result of these new rules and regulations. The Audit Committee met four (4) times during 2012 and four (4) times to date during 2013.

The Audit Committee’s primary duties and responsibilities are to:

•	engage the Company’s independent auditor;
•	monitor the independent auditor’s independence, qualifications and performance;
•	pre-approve all audit and non-audit services;
•	monitor the integrity of the Company’s financial reporting process and internal controls system;
•	provide an open avenue of communication among the independent auditor, financial and senior management of the Company and the Board; and
•	monitor the Company’s compliance with legal and regulatory requirements.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Company is planning to form an internal management group, reporting to the Chief Executive Officer and the Audit Committee that is charged with guiding the Company in meeting the various requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has begun to implement procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under its charter.

In overseeing the preparation of the Company’s financial statements, the Audit Committee held meetings with the Company’s independent auditors, both in the presence of management and privately, to discuss the overall scope and plans for their audit, review and discuss all financial statements prior to their issuance, and discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the Company’s independent auditors. In accordance with Section 204 of the Sarbanes-Oxley Act and the Statement on Auditing Standards (“SAS”) No. 61 (Communication With Audit Committees) as amended by SAS No. 90 (Audit Committee Communications), the Audit Committee has discussed with the Company’s independent auditors all matters required under the Sarbanes-Oxley Act and the foregoing standards.

With respect to the Company’s independent auditors, the Audit Committee, among other things, discussed with Weinberg & Co., P.A., matters relating to its independence, including the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also reviewed and approved the audit and non-audit fees of that firm.

On the basis of these reviews and discussions, the Audit Committee (i) appointed Weinberg & Co., P.A. as the independent registered public accounting firm for the 2012 fiscal year and (ii) recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the 10-K for filing with the SEC.

Respectfully submitted:

/s/ Mark Stubbs
Mark Stubbs, Chairman

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Certain Relationships and Related Transactions

Ryan Zinke, a member of our Board, is a member and the manager of Continental Divide, LLC ("Continental"). We have entered into an Independent Contractor Agreement with Continental, effective January 1, 2013, in which Continental has agreed to provide us with the services of Mr. Zinke related to matters concerning our business development and strategies, as well as business and customer opportunities, among other related matters. We pay Continental the sum of $5,000 per month for these services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us, if any, we believe that all reporting requirements under Section 16(a) for the 2012 fiscal year were met by our directors, executive officers and greater than 10% beneficial owners.

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. To be included in the proxy statement for our 2014 annual meeting of stockholders, proposals must be received by us no later than July 1, 2014, and the stockholder must otherwise comply with our and applicable SEC requirements.

ANNUAL REPORT ON FORM 10-K

We filed our Annual Report on Form 10-K with the SEC on March 22, 2013. A copy of the 10-K, without exhibits, has been mailed to all stockholders along with this proxy statement. Stockholders may obtain additional copies of the 10-K and the exhibits thereto, without charge, by writing to the Corporate Secretary at our principal executive office at 735 State Street, Suite 500, Santa Barbara, California 93101.

OTHER MATTERS

Management does not know of any matters to be presented at the 2013 Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the 2013 Annual Meeting, the proxy holders intend to vote their proxies in accordance with their best judgment related to such business.

It is important that your shares be represented at the 2013 Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the 2013 Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

/s/ Cecil Bond Kyte
Cecil Bond Kyte Chief Executive Officer and Chairman

November____, 2013

Santa Barbara, California

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SAVE THE WORLD AIR, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

December 16, 2013

This proxy is solicited by the Board of Directors for use at the 2013 Annual Meeting of Stockholders of Save the World Air, Inc., (the “Company”) to be held at the Fess Parker Santa Barbara Doubletree Hotel and Resort, 633 E. Cabrillo Blvd., Santa Barbara, California 93101, at 10:00 A.M. on December 16, 2013. By signing the proxy, you revoke all prior proxies, acknowledge receipt of the Notice of 2013 Annual Meeting of Stockholders and the Proxy Statement, and appoint Cecil Bond Kyte or designee with full power of substitution, to vote all your shares of common stock of Save the World Air, Inc. which you are entitled to vote, on the matters shown below and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof.

Whether or not a choice is specified, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The shares of stock you hold in your account will be voted as you specify below.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 FOR THE ELECTION OF THE DIRECTORS LISTED HEREON, AND A VOTE FOR PROPOSALS 2 AND 3. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED HEREON AND FOR PROPOSALS 2 AND 3.

Please mark, sign and date your proxy card and return it today in the postage-paid envelope provided to:
Nevada Agency and Transfer Company
50 West Liberty Street, Suite 880
Reno, Nevada 89501
Attention: Tiffany Erickson, Proxy Department

Fax #775-322-5623 or stocktransfer@natco.org

(Properly executed proxies may also be faxed or e-mailed no later than 48 hours prior to the meeting.)

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1.	ELECTION OF DIRECTORS:

☐	Vote FOR all nominees listed	☐	Vote WITHHELD from all nominees

01 Cecil Bond Kyte	02 Charles R. Blum	03 Nathan Shelton
04 Ryan Zinke	05 Greggory M. Bigger	06 Mark Stubbs
07 Don Dickson

(to withhold authority to vote for any nominee, strike a line through the nominee’s name above)

2.	RATIFICATION OF APPOINTMENT OF WEINBERG & CO., P.A. as independent auditors of Save the World Air, Inc. for the fiscal year ending December 31, 2013.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	AMENDMENT TO ARTICLES OF INCORPORATION OF THE COMPANY to increase the Company’s authorized shares of common stock from 200 million to 300 million.

☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS LISTED HEREON AND IN FAVOR OF PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

Date:

Signature

Signature (if joint or common ownership)

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. If a partnership, please sign partnership name by authorized person.

For address change: Mark Box and indicate changes below:	☐